Exhibit 99.1

LINCOLN ELECTRIC HOLDINGS, INC.

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

NEWS • RELEASE

DR. BEN PATEL ELECTED TO LINCOLN ELECTRIC BOARD

CLEVELAND, February 22, 2018 — Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that Dr. Ben Patel, 50, Vice President and Chief Technology Officer at Tenneco (NYSE: TEN), has been elected to Lincoln Electric’s Board of Directors, effective February 21, 2018. Patel’s appointment expands Lincoln Electric’s Board to 12 directors, 11 of whom are non-employee directors.

“We are pleased to welcome Ben to the Board and believe his expertise in leading global product and technology initiatives will be invaluable to our 2020 Vision and Strategy,” said Christopher L. Mapes, chairman, president and chief executive officer. “His understanding of material science, automation and smart systems will lend tremendous support to our advanced manufacturing growth strategy that focuses on helping customers identify enhanced value and efficiencies in their welding and cutting operations.”

Patel is Vice President and Chief Technology Officer of Tenneco Inc., a manufacturer of automotive emission control and ride control products and systems. Since joining Tenneco in 2011, he has held roles leading regional advanced technology development to establishing a global research and development organization. Prior to joining Tenneco, Patel held numerous positions with increasing responsibility, including senior scientist, at the General Electric Company during his thirteen-year tenure with the organization.

Patel is a graduate of the University of Ottawa where he earned a Bachelor of Science degree in chemistry and holds a Ph.D. in chemistry from Yale University.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 63 manufacturing locations, including operations and joint ventures in 23 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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